Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment NO. 1 in this Registration Statement on Form F-1 of Earntz Healthcare Products, Inc. of our report dated September 7, 2023, with respect to our audits of the consolidated financial statements of Earntz Healthcare Products, Inc. and Subsidiaries as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York

September 7, 2023